Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LDR Holding Corporation:

We consent to the use of our report dated April 30, 2013, with respect to the consolidated balance sheets of LDR Holding Corporation as of December 31, 2011 and 2012, and the related consolidated statements of comprehensive loss, stockholders’ deficit and cash flows for the years then ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Austin, Texas

August 28, 2013